Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Mana Capital Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Shares of common stock, $0.00001 par value(1)(2)	457(a)	8,565,000	N/A	$84,964,800	0.0000927	$7,876.24
	Total Offering Amounts		8,565,000	N/A	$84,964,800		$0.00
	Total Fees Previously Paid						$7,816.46
	Total Fee Offsets						$0.00
	Net Fee Due		8,565,000	N/A	$84,964,800		$59.78

(1)	Based on the maximum number of shares of common stock, $0.00001 par value per share (“Common Stock”), of the registrant, Mana Capital Acquisition Corp. (“Mana Capital”), issuable in connection with the business combination (the “Business Combination”) to be effected pursuant to the Merger Agreement and Plan of Reorganization, dated as of May 27, 2022 and as amended, among the registrant, Cardio Diagnostics, Inc., a Delaware corporation (“Cardio”), and certain other parties (the “Merger Agreement”). This number is based on the sum of (a) the maximum number of 7,500,000 shares of Common Stock issuable on the consummation of the Business Combination, (b) up to 1,000,000 shares of Common Stock that may be issued after such date pursuant to the earnout provisions of the Business Combination Agreement described herein, and (c) up to 65,000 shares of Common Stock issuable upon the conversion of certain notes issued to Cardio pursuant to the Merger Agreement.

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends and/or similar transactions.

(3)	Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $84,964,800, calculated as the product of (i) 8,565,000 shares of Common Stock, the estimated maximum number of shares of Common Stock that may be issued in the Business Combination and (ii) $9.92, the average of the high and low trading prices of Common Stock on May 24, 2022 (within five business days prior to the date this registration statement was first filed with the SEC).